Exhibit 99.1

One Centerpointe Drive, Ste. 200, Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For immediate release: February 27, 2023	Contacts:	Jack Isselmann, Public Relations
Justin Roberts, Investor Relations
Phone: 503-684-7000

Greenbrier mourns the passing of board member David L. Starling

Lake Oswego, Oregon, February 27, 2023 – The Greenbrier Companies, Inc. (NYSE:GBX) today remembers Board member David L. Starling, who passed away at the age of 73. The Company extends its condolences to his family, particularly his wife Candace and his two sons, Zach and Jeff, all great supporters of his many endeavors, including his years of service to Greenbrier. He is remembered as a dear friend, admired colleague and devoted husband and father.

Starling served on Greenbrier’s Board since 2017. Last month, Starling was reelected to a three-year term on Greenbrier’s Board of Directors, with more than 98% of shareholder support. As a Greenbrier board member, Starling helped guide the Company during its acquisition of the American Railcar Industries (ARI) manufacturing business, and later, would play a key role in advising Greenbrier’s response to the impacts wrought by COVID-19.

Most profoundly, Greenbrier benefitted from Starling’s decades of experience as a railroader. He joined Greenbrier’s Board after serving on the Board of Kansas City Southern (KCS) for nearly seven years. From 2010-2016, Starling also served as President and CEO at KCS. In 2012, Starling received Railway Age’s prestigious Railroader of the Year award.

“For more than forty years, Dave Starling was a railroader’s railroader and a well-respected leader in the rail industry. Dave brought Greenbrier’s Board deep industry experience from executive roles in the transportation business on multiple continents. He was a champion of railroading, particularly in Mexico and Latin America. Dave assisted Greenbrier as we engaged with U.S., Canadian and Mexican policymakers during the negotiations that led to the USMCA in 2020. We deeply appreciate Dave’s numerous contributions to Greenbrier, especially his warm friendship, and offer our deepest condolences to Candace and his family,” said Board Chair Admiral Thomas B. Fargo (USN Retired).

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Through its wholly-owned subsidiaries and joint ventures, Greenbrier designs, builds and markets freight railcars and marine barges in North America, Europe and Brazil. We are a leading provider of freight railcar wheel services, parts, maintenance and retrofitting services in North America through our maintenance services business unit. Greenbrier manages 408,000 railcars and offers railcar management, regulatory compliance services and leasing services to railroads and other railcars owners in North America. GBX Leasing (GBXL) is a special purpose subsidiary that owns and manages a portfolio of leased railcars that originate primarily from Greenbrier’s manufacturing operations. GBXL and Greenbrier own a lease fleet of approximately 14,100 railcars. Learn more about Greenbrier at www.gbrx.com.

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